Exhibit 107

Calculation of Filing Fee Tables

FORM S-3

(Form Type)

DATCHAT, INC.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered		Proposed Maximum Offering Price Per Unit		Maximum Aggregate Offering Price(3)		Fee Rate		Amount of Registration Fee(4)
Fees to Be Paid	Equity	Common Stock, $0.0001 par value per share	415(a)(6)		(1)		(1)		(1)		(1)		(1)
Fees to Be Paid	Equity	Preferred Stock, $0.0001 par value per share	415(a)(6)		(1)		(1)		(1)		(1)		(1)
Fees to Be Paid	Other	Debt Securities	415(a)(6)		(1)		(1)		(1)		(1)		(1)
Fees to Be Paid	Other	Warrants	415(a)(6)		(1)		(1)		(1)		(1)		(1)
Fees to Be Paid	Other	Rights	415(a)(6)		(1)		(1)		(1)		(1)		(1)
Fees to Be Paid	Other	Units	415(a)(6)		(1)		(2)	$25,000,000	(1)	$0.0001102		$2,755
	Total Offering Amounts							$25,000,000	(1)	$0.0001102		$2,755
	Total Fees Previously Paid
	Total Fee Offsets
	Net Fee Due											$2,755

(1)	An indeterminate number of securities or aggregate principal amount, as the case may be, of common stock and preferred stock, such indeterminate principal amount of debt securities, such indeterminate number of warrants and rights to purchase common stock, preferred stock or debt securities, and such indeterminate number of units, as shall have an aggregate initial offering price not to exceed $25,000,000. If any debt securities are issued at an original issue discount, then the offering price of such debt securities shall be in such greater principal amount as shall result in an aggregate offering price not to exceed $25,000,000, less the aggregate offering price of any securities previously issued hereunder. Any securities issued hereunder may be sold separately or as units with other securities issued hereunder. The proposed maximum initial offering price per unit will be determined, from time to time, by the Registrant in connection with the issuance by the registrant of the securities registered hereunder. The securities registered also include such indeterminate amounts and numbers of debt securities, common stock and preferred stock as may be issuable upon conversion, redemption, exchange, exercise or settlement of any securities registered hereunder, including under any applicable antidilution provisions. Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall be deemed to cover any additional number of securities as may be offered or issued from time to time upon stock splits, stock dividends, recapitalizations or similar transactions.

(2)	The proposed maximum aggregate offering price per unit will be determined from time to time by the Registrant in connection with the sale and issuance by the Registrant of the securities registered hereunder and is not specified as to each class of security pursuant to General Instruction II.D. of Form S-3 under the Securities Act.

(3)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act.

(4)	The registration fee has been calculated in accordance with Rule 457(o) under the Securities Act.